EXHIBIT 99.1

Core-Mark Net Sales Grow by More than 12% in the Fourth Quarter and 11%
For the Year

South San Francisco, California - March 15, 2011 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2010.

“I would characterize our year-end and fourth quarter results as showing good revenue momentum but reflecting the margin erosion that occurred at the end of the first quarter. While we have made some progress in margin restoration in the markets affected, we still have work ahead of us,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “We were able to exercise improved cost control, despite rising fuel prices. Overall, our key strategies to increase our relevancy to the convenience retailer are working.”

Fourth Quarter

Net sales were $1.86 billion for the fourth quarter of 2010 compared to $1.65 billion for the same period in 2009, a 12.4% increase. On a constant currency basis, net sales increased 11.7%. The primary drivers were increased volume, excise tax inflation and sales generated from the Company's acquisition of Finkle Distributors, Inc. (FDI) during the third quarter.

Gross profit for the fourth quarter of 2010 was $94.3 million compared to $94.1 million for the same period last year. Remaining gross profit, which excludes cigarette holding profits, other tobacco tax gains and LIFO expense, was $100.0 million this quarter compared to $94.0 million in the fourth quarter of 2009, a 6.4% increase.

The Company's operating expenses for the fourth quarter of 2010 increased to $94.1 million compared to $85.4 million in the same quarter in 2009. As a percentage of net sales, total operating expenses decreased by 10 basis points despite a $1.2 million increase in net fuel expense. This quarter also included additional expenses of $1.5 million in integration costs associated with the FDI acquisition and $0.6 million in insurance claims inherited from the Fleming bankruptcy. The Company also incurred $0.8 million for advisory fees and due diligence expenses necessary to analyze multiple offers from potential acquirers, which did not result in a completed transaction. Excluding these three additional items, operating expenses as a percentage of net sales decreased 26 basis points.

Net income for the fourth quarter of 2010 was $0.9 million, or $0.08 per diluted share, compared to $8.5 million, or $0.76 per diluted share, for the same period in 2009. Diluted earnings per share were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.50 for the fourth quarter in 2010 compared to $0.53 for the same quarter last year largely influenced by the margin pressure previously mentioned.

2010 Results

Net sales were $7.27 billion for 2010 compared to $6.53 billion for 2009, an 11.3% increase. On a constant currency basis, net sales increased 9.7%. The primary drivers were increased volume including sales from the FDI acquisition, cigarette price increases, excise tax inflation and favorable foreign exchange rates.

Gross profit for 2010 was $385.3 million compared to $401.6 million last year. Cigarette holding profits, net of Federal Excise Tax (FET) and manufacturer's reimbursements, were $25.2 million in 2009 compared to $6.1 million this year. Remaining gross profit, which excludes cigarette holding profits, other tobacco tax gains, FET and LIFO expense, was $395.2 million in 2010 compared to $382.5 million in 2009, an increase of $12.7 million. This year's remaining gross profit was impacted by a $5.3 million reduction in non-cigarette income compared to 2009 due mainly to a decline in floor stock gains.

The Company's operating expenses for 2010 were $356.4 million compared to $336.6 million in 2009. As a percentage of net sales, total operating expenses decreased by 25 basis points despite a $4.6 million increase in net fuel expense. This year also included additional expenses of $2.8 million in integration costs associated with the FDI acquisition, $1.6 million related to the settlement of insurance claims inherited from the Fleming bankruptcy, and $1.1 million in expenses for advisory fees and due diligence activities previously mentioned. Excluding these three additional items and $0.9 million in acquisition integration costs in 2009, operating expenses as a percentage of sales decreased 31 basis points.

Net income for 2010 was $17.7 million, or $1.55 per diluted share, compared to $47.3 million, or $4.35 per diluted share, in 2009. Diluted earnings per share were impacted by several items, including the large disparity in cigarette holding profits, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $2.38 this year compared to $2.64 in 2009.

Guidance for 2011

The Company reiterates its annual sales guidance of $7.7 billion for 2011, including expected sales from its FDI acquisition. Management estimates its capital expenditures will total $24 million in 2011.

Investors Conference Call

Core-Mark will host an earnings call on Wednesday, March 16, 2011 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and year ended December 31, 2010. The call may be accessed by dialing 1-800-588-4973 using the code 29023189. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 26,000 customer locations in the U.S. and Canada through 24 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers' dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 and granted the U.S. Food & Drug Administration the authority to regulate the production and marketing of tobacco products in the U.S.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low priced sales of cigarettes. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$16.1	$17.7
Restricted cash	12.8	12.4
Accounts receivable, net of allowance for doubtful accounts of $8.7 and $9.1,
respectively	179.3	161.1
Other receivables, net	43.5	39.6
Inventories, net	290.7	275.5
Deposits and prepayments	42.2	42.2
Deferred income taxes	3.6	3.6
Total current assets	588.2	552.1
Property and equipment, net	84.7	83.8
Deferred income taxes	—	5.3
Goodwill	4.6	3.7
Other non-current assets, net	31.3	33.0
Total assets	$708.8	$677.9
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57.3	$63.2
Book overdrafts	6.5	19.4
Cigarette and tobacco taxes payable	166.8	132.3
Accrued liabilities	66.8	59.6
Deferred income taxes	0.3	0.6
Total current liabilities	297.7	275.1
Long-term debt	0.8	20.0
Other long-term liabilities	4.7	4.3
Claims liabilities, net	30.6	32.6
Pension liabilities	12.3	15.7
Total liabilities	346.1	347.7

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 11,613,525 and
11,001,632 shares issued; 11,118,163 and 10,506,270 shares outstanding at
December 31, 2010 and 2009, respectively)	0.1	0.1
Additional paid-in capital	229.6	216.2
Treasury stock at cost (495,362 shares of common stock at December 31, 2010 and 2009)	(13.2)	(13.2)
Retained earnings	147.3	129.6
Accumulated other comprehensive loss	(1.1)	(2.5)
Total stockholders’ equity	362.7	330.2
Total liabilities and stockholders’ equity	$708.8	$677.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$1,856.8	$1,651.9	$7,266.8	$6,531.6
Cost of goods sold	1,762.5	1,557.8	6,881.5	6,130.0
Gross profit	94.3	94.1	385.3	401.6
Warehousing and distribution expenses	54.8	51.0	211.8	197.3
Selling, general and administrative expenses	38.7	34.0	142.5	137.3
Amortization of intangible assets	0.6	0.4	2.1	2.0
Total operating expenses	94.1	85.4	356.4	336.6
Income from operations	0.2	8.7	28.9	65.0
Interest expense	(0.7)	(0.4)	(2.6)	(1.7)
Interest income	0.1	0.1	0.4	0.3
Foreign currency transaction gains, net	0.7	0.2	0.5	2.2
Income before income taxes	0.3	8.6	27.2	65.8
Income tax (provision) benefit	0.6	(0.1)	(9.5)	(18.5)
Net income	$0.9	$8.5	$17.7	$47.3

Basic net income per common share (1)	$0.08	$0.82	$1.64	$4.53
Diluted net income per common share (1)	$0.08	$0.76	$1.55	$4.35

Basic weighted-average shares	11.0	10.5	10.8	10.5
Diluted weighted-average shares	11.7	11.1	11.4	10.9
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$17.7	$47.3
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	16.5	7.1
Amortization of debt issuance costs	0.5	0.5
Amortization of stock-based compensation	4.8	5.1
Bad debt expense, net	1.4	1.8
Loss on disposals	0.7	—
Depreciation and amortization	19.7	18.7
Foreign currency transaction gains, net	(0.5)	(2.2)
Deferred income taxes	5.2	14.5
Changes in operating assets and liabilities:
Accounts receivable	2.5	(13.8)
Other receivables	(3.5)	(4.3)
Inventories	(18.8)	(36.7)
Deposits, prepayments and other non-current assets	2.3	(16.7)
Accounts payable	(6.4)	(4.4)
Cigarette and tobacco taxes payable	32.1	22.8
Pension, claims and other accrued liabilities	0.6	(6.6)
Income taxes payable	0.1	—
Net cash provided by operating activities	74.9	33.1
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(35.9)	—
Restricted cash	0.2	0.7
Additions to property and equipment, net	(13.9)	(21.1)
Capitalization of software	(1.0)	(0.3)
Proceeds from sale of fixed assets	0.1	0.1
Net cash used in investing activities	(50.5)	(20.6)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(19.2)	(10.7)
Payments of financing costs	(1.8)	—
Repurchases of common stock (treasury stock)	—	(2.2)
Proceeds from exercise of common stock options and warrants	8.3	2.2
Tax withholdings related to net share settlements of restricted stock units	(1.7)	(0.5)
Excess tax deductions associated with stock-based compensation	2.0	0.4
(Decrease) increase in book overdrafts	(12.9)	1.6
Net cash used in financing activities	(25.3)	(9.2)
Effects of changes in foreign exchange rates	(0.7)	(1.3)
(Decrease) increase in cash and cash equivalents	(1.6)	2.0
Cash and cash equivalents, beginning of period	17.7	15.7
Cash and cash equivalents, end of period	$16.1	$17.7
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$10.6	$11.7
Interest	1.7	1.0
Non-cash investing activities:
Contingent consideration related to acquisition of business	$1.0	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Increase /			% Increase /
	2010 (a)	2009 (a)	(Decrease)	2010 (a)	2009 (a)	(Decrease)
Net Income	$0.9	$8.5	(89.4)%	$17.7	$47.3	(62.6)%

Diluted shares	11.7	11.1		11.4	10.9

GAAP Diluted EPS	$0.08	$0.76		$1.55	$4.35
LIFO expense	0.46	0.08		0.88	0.37
Cigarette inventory holding profits / FET (1)	(0.16)	(0.08)		(0.32)	(1.40)
Deferred vendor income (2)	—	—		(0.04)	—
Certain other costs (3)	0.15	—		0.29	0.05
Foreign exchange gains	(0.03)	(0.01)		(0.03)	(0.12)
Tax items (4)	(0.02)	(0.22)		(0.06)	(0.61)
Effect of increase in diluted shares (5)	0.02	—		0.11	—
Non-GAAP Diluted EPS (6)	$0.50	$0.53	(5.7)%	$2.38	$2.64	(9.8)%
______________________________________________
GAAP diluted EPS for the three months ended December 31, 2010 was impacted by an increase of $0.3 million in non-cigarette income primarily from higher floor gains. Conversely, for the full year of 2010, GAAP diluted EPS was impacted by $5.3 million less in non-cigarette income primarily from lower floor gains.
(1) Cigarette inventory holding profits / FET
Cigarette holding profits for the three months ended December 31, 2010 and 2009, were $3.1 million and $1.5 million, respectively. For the year ended December 31, 2010, cigarette holding profits were $6.1 million compared to $36.7 million, partially offset by $11.5 million of net federal floor stock tax, for the same period in 2009. The significant cigarette holding profits for the year ended December 31, 2009 were due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes (FET) mandated by the State Children's Health Insurance Program (SCHIP) legislation.
(2) Deferred vendor income
During the year ended December 31, 2010, we recorded an $0.7 million out of period adjustment related to the recognition of vendor income. The adjustment is immaterial to any prior period.
(3) Certain other costs
For the three months ended December 31, 2010, certain other costs consist of $1.5 million, or $0.08 per diluted share, of integration expenses associated with the FDI acquisition, $0.6 million, or $0.03 per diluted share, of costs related to the settlement of insurance claims we inherited from Fleming, our former parent, and $0.8 million, or $0.04 per diluted share, of expenses for advisory and due diligence activities necessary to analyze multiple offers from potential acquirers.
For the year ended December 31, 2010, certain other costs consist of $2.8 million, or $0.15 per diluted share, of integration expenses associated with the FDI acquisition, $1.6 million, or $0.08 per diluted share, of costs related to the settlement of insurance claims we inherited from Fleming, our former parent, and $1.1 million, or $0.06 per diluted share, of expenses for advisory and due diligence activities necessary to analyze multiple offers from potential acquirers. During the year ended December 31, 2009, we incurred approximately $0.9 million, or $0.05 per diluted share, of costs related to the integration of our New England division onto our information technology platform.
(4) Tax items
The provision for income taxes for the year ended December 31, 2010, included a $0.7 million net benefit including $0.1 million of interest recovery, compared to a $6.7 million net benefit including $2.1 million of interest recovery for the same period in 2009. The net benefits related primarily to the expiration of the statute of limitations for uncertain tax positions and revisions to prior year estimates based on finalization of tax returns.
(5) Effect of increase in diluted shares
During the three months and year ended December 31, 2010, diluted earnings per share was negatively impacted by $0.02 and $0.11, respectively, as a result of an increase in diluted shares compared to the same periods in 2009.
(6) Non-GAAP Diluted EPS
The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.65% for the three months and year ended December 31, 2010 and approximately 39.30% for the same periods in 2009, except for the tax items.
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.